Exhibit 15.1

 Principal Officers:
Keith M. Braaten, P. Eng.
President & CEO
Jodi L. Anhorn, P. Eng.
Executive Vice President & COO

Officers / Vice Presidents:

Terry L. Aarsby, P. Eng.
Caralyn P. Bennett, P. Eng.
Leonard L. Herchen, P. Eng.
Myron J. Hladyshevsky, P. Eng.
Bryan M. Joa, P. Eng.
Mark Jobin, P. Geol.
John E. Keith, P. Eng.
John H. Stilling, P. Eng.
Douglas R. Sutton, P. Eng.
James H. Willmon, P. Eng.

CONSENT OF INDEPENDENT ENGINEERS

Mr. Jeffrey Freedman, Chief Financial Officer
Gravis Oil Corporation
Suite 902, #105 150 Crowfoot Crescent NW
Calgary, Alberta, Canada T3G 3T2

Re: Gravis Oil Corporation

Gentlemen:

You have informed us that you intend to file with the U.S. Securities and Exchange Commission an amended annual report for the year ended April 30, 2011 (the “Annual Report”) and are seeking our written consent to include references to our report on the oil reserves of Gravis Oil Corporation dated September 15, 2011, effective as of April 30, 2011 (the “GLJ Report”) that we prepared at your request.

We confirm that we consent to the inclusion of our name in the Annual Report and to references to the GLJ Report in the Annual Report.

This consent is given only with respect to the Annual Report, and is not intended to be, and should not be construed as, a consent to use the GLJ Report for any other purpose without our prior written consent.

Yours very truly,

GLJ PETROLEUM CONSULTANTS LTD.

ORIGINALLY SIGNED BY

Jodi L. Anhorn, M. Sc., P. Eng.
Executive Vice-President & COO

Calgary, Alberta Canada
June 18, 2012

4100, 400 - 3rd Avenue S.W., Calgary, Alberta, Canada T2P 4H2 ● (403) 266-9500 ● Fax (403) 262-1855 ● GLJPC.com